UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2021

CRESTWOOD MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-35377	20-1647837
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

811 Main Street
Suite 3400
Houston, Texas 77002
(Address of principal executive office) (Zip Code)

(832) 519-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act

Tile of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units representing limited partner interests	CEQP	New York Stock Exchange
Preferred Units representing limited partner interests	CEQP-P	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 20, 2021, Crestwood Midstream Partners LP, a Delaware limited partnership (“Midstream”), entered into a Third Amended and Restated Credit Agreement (the “Midstream Credit Agreement”) by and among Midstream, as borrower, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent and collateral agent (“Wells Fargo”), and certain other agents party thereto. The Midstream Credit Agreement provides for a five-year $1.50 billion revolving credit facility (the “Revolving Credit Facility”) the proceeds of which may be used for general corporate purposes. The Revolving Credit Facility has an automatic upsizing feature from $1.25 billion to $1.50 billion upon closing of the previously announced transactions set forth in the Agreement and Plan of Merger, dated as of October 25, 2021, by and among Oasis Midstream Partners, LP, OMP GP LLC, Crestwood Equity Partners LP, Project Falcon Merger Sub LLC, Project Phantom Merger Sub LLC, and Crestwood Equity GP LLC and the satisfaction of certain other conditions set forth in the Midstream Credit Agreement. The Revolving Credit Facility has an accordion feature that will allow Midstream to increase the available borrowings under the facility by up to $350 million, subject to the lenders agreeing to satisfy the increased commitment amounts under the Revolving Credit Facility and the satisfaction of certain other conditions. In addition, the Revolving Credit Facility includes a sub-limit up to $25 million for same-day swing line advances and a sub-limit of up to $350 million for letters of credit.

The Midstream Credit Agreement contains customary covenants and restrictive provisions, including maintenance of (i) a consolidated total leverage ratio of not more than 5.50 to 1.00, (ii) an interest coverage ratio of not less than 2.50 to 1.00 and (iii) a senior secured leverage ratio of not more than 3.50 to 1.00.

Borrowings under the Revolving Credit Facility are generally secured by substantially all the assets of Midstream and its subsidiary guarantors, and loans thereunder (other than swing line loans) bear interest at Midscream’s option at either:

•

the Alternate Base Rate, which is defined as the highest of (i) the federal funds rate plus 0.50% per annum; (ii) Wells Fargo’s prime rate; or (iii) the Adjusted Term SOFR for a one-month tenor plus 1% per annum; plus a margin varying from 0.50% to 1.50% per annum depending on Midstream’s most recent consolidated total leverage ratio; or

•

Adjusted Term SOFR (which is Term SOFR plus 0.10% per annum for 1-month interest periods, 0.15% for 3-month interest periods and 0.25% for 6-month interest periods) plus a margin varying from 1.50% to 2.50% per annum depending on Midstream’s most recent consolidated total leverage ratio.

Swing line loans bear interest at the Alternate Base Rate as described above. The unused portion of the Revolving Credit Facility is subject to a commitment fee ranging from 0.30% to 0.50% per annum according to Midstream’s most recent consolidated total leverage ratio. Interest on Alternate Base Rate loans is payable quarterly, or if Adjusted Term SOFR applies, at certain intervals as selected by Midstream.

The Midstream Credit Agreement also provides for certain representations, warranties and affirmative covenants and negative covenants customary for transactions of this type.

The Midstream Credit Agreement provides that all obligations thereunder will, subject to certain terms and exceptions, be jointly and severally guaranteed by Midstream’s subsidiary guarantors described therein and by Crestwood Equity Partners LP (“CEQP”) under an unsecured parent guaranty.

The Midstream Credit Agreement provides that all obligations thereunder and the guarantees (other than CEQP’s guaranty) will be secured by a lien on all assets and a pledge of all of the capital stock of Midstream’s material domestic restricted subsidiaries subject to certain terms and exceptions.

The foregoing description of the Midstream Credit Agreement and the Revolving Credit Facility is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

10.1	Third Amended and Restated Credit Agreement, dated as of December 20, 2021, by and among Crestwood Midstream Partners LP, as borrower, the lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD EQITY PARTNERS LP

	By:	Crestwood Equity GP LLC, its General Partner,

Date: December 21, 2021	By:	/s/ Robert T. Halpin
Robert T. Halpin
Executive Vice President and Chief Financial Officer

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